Exhibit 99.1

FOR IMMEDIATE RELEASE May 8, 2020
MEDIA CONTACT:	IR CONTACT:
Karen Fenwick Direct: +44 (0) 1740 608076	Jeffrey Schnell Direct: +1 (832) 663-4656

Venator Materials Launches Offer of Senior Secured Notes Due 2025

WYNYARD, UK – Venator Materials PLC (NYSE: VNTR) (“Venator”) today announced its intention, subject to market and other conditions, to privately offer $225 million in aggregate principal amount of senior secured notes due 2025 (the “Notes”) through its wholly owned subsidiaries, Venator Finance S.à r.l. and Venator Materials LLC (collectively, the “Issuers”).

The Notes will be senior secured obligations of the Issuers, and interest will be payable semi-annually in arrears. The Notes will be guaranteed on a senior secured basis by Venator and each of Venator’s restricted subsidiaries (other than the Issuers and certain other excluded subsidiaries) that is a guarantor under Venator’s term loan credit facility (the “Term Loan Facility”). In the future, the Notes will also be guaranteed on a senior secured basis by each of Venator's restricted subsidiaries (other than the Issuers and certain other excluded subsidiaries) that is a guarantor under Venator's asset-based revolving lending facility (the “ABL Facility”). The Notes will be secured on a first-priority basis by liens on all of the assets that secure the Term Loan Facility on a first-priority basis and will be secured on a second-priority basis in all inventory, accounts receivable, deposit accounts, securities accounts, certain related assets and other current assets that secure the ABL Facility on a first-priority basis and the Term Loan Facility on a second-priority basis, in each case other than certain excluded assets.

The Issuers intend to use the net proceeds of the offering to repay borrowings under the ABL Facility, to pay fees and expenses related to the offering and for general corporate purposes, including enhancing Venator’s liquidity position.

The Notes will be offered in a private offering exempt from registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, the related guarantees or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes, the related guarantees or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 24 facilities, employ approximately 4,000 associates worldwide and sell our products in more than 110 countries.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including the impacts and duration of the global outbreak of the Coronavirus Disease 2019 pandemic on the global economy and all aspects of our business, including our employees, customers, suppliers, partners, results of operations, financial condition and liquidity, global economic conditions, our ability to maintain sufficient working capital, our ability to access capital markets on favorable terms, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, or interruptions in raw materials and energy, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including increased manufacturing, labeling and waste disposal regulations and the classification of TiO2 as a carcinogen in the EU, geopolitical events, cyberattacks and public health crises such as coronavirus.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Venator's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (the “SEC”), and in its Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the SEC. The risk factors and other factors noted therein could cause Venator’s actual results to differ materially from those contained in any forward-looking statement